Exhibit 99.1

            Storage Computer Announces Management Changes

    NASHUA, N.H.--(BUSINESS WIRE)--Feb. 4, 2004--Storage Computer Corporation (AMEX: SOS) (www.storage.com), a provider of high-performance storage and data management software, announced today that its CFO, Peter Hood has resigned from the Company for personal reasons.
    The Company Board of Directors has appointed Ted Goodlander, CEO, acting CFO while the Audit Committee of the Board reviews candidates for the position. In addition, Jennifer Sargent has been appointed Chief Accounting Officer for the Company. Prior to joining Storage Computer last year, Mrs. Sargent worked in public accounting at the Manchester NH office of Berry, Dunn, McNeil, & Parker LLP. In other management changes, Jeanne McCready, Director of Human Resources has been promoted to Vice President with responsibility for Human Resources and Investor Relations.
    Sean C. Murphy, Director of Software Engineering has been promoted to Vice President of Product Development. Mr. Murphy's extensive career spans over 20 years, encompassing a variety of software engineering and product development management positions, in start-up ventures as well as established companies. He previously served as Director of Technology for Reach Ventures, a Boston based Venture Capital firm. Ricardo Velez-McCaskey CTO of Storage Computer stated "During his 2 year tenure with Storage Computer Mr. Murphy has been instrumental in driving the completion of the CyberVSA and CyberNAS storage software solutions products. In his new management role he will lead our software development, Q.A. and documentation teams as the Company completes its transition to a software only storage solutions provider to OEM, System Integrators, and VAR accounts."

    About Storage Computer Corporation

    Storage Computer Corporation (AMEX:SOS - News), delivers high performance storage management solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system commodity hardware components and architectures, Storage Computer's high-bandwidth storage technologies supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast video content, medical imaging and more. Company information may be found at http://www.storage.com.

    This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.


    CONTACT: Storage Computer Corporation
             Ted Goodlander, 603-880-3005
             ir@storage.com